Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Prudential Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and is incorporated by reference in this Registration Statement on Form S-8. The Registration Statement on Form S-8 (No. 333-75242), originally filed with the Securities and Exchange Commission on December 17, 2001, is also incorporated by reference in this Registration Statement.

New York, New York

July 16, 2012